Exhibit (a)(1)(B)

INTERNATIONAL COAL GROUP, INC.

Letter of Transmittal Pursuant to the Offer to Purchase

Any and All of Its Outstanding 9.00%

Convertible Senior Notes due 2012 (the “Convertible Notes”)

(CUSIP No. 45928HAD8)

This Tender Offer (as defined below) will expire at midnight, New York City time, on April 5, 2010, unless extended or earlier terminated by us in our sole discretion (such date and time, as the same may be extended, the “Expiration Time”). Convertible Notes previously tendered may be withdrawn at or prior to the Expiration Time. Except under certain limited conditions described in the Offer to Purchase, Convertible Notes previously tendered may not be withdrawn after the Expiration Time.

The Depositary for the Tender Offer is:

D. F. King & Co., Inc.

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: 48 Wall Street, 22nd Floor New York, New York 10005	By Facsimile Transmission: (212) 809-8839 (for eligible institutions only) To confirm receipt of facsimile by telephone: (212) 493-6996

The instructions contained in this Letter of Transmittal (as it may be amended or supplemented from time to time, this “Letter of Transmittal”) should be read carefully before Convertible Notes are tendered. All capitalized terms used herein and not defined have the meanings ascribed to them in the Offer to Purchase of International Coal Group, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated March 8, 2010 (as it may be amended or supplemented from time to time, the “Offer to Purchase” and, together with this Letter of Transmittal, the “Offer Documents”).

Questions relating to the procedures for tendering Convertible Notes and requests for assistance may be directed to UBS Securities LLC and Morgan Stanley & Co. Incorporated (the “Dealer Managers”), at their respective address and telephone numbers on the back cover of this Letter of Transmittal. Requests for additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to D. F. King & Co., Inc., (the “Information Agent”).

The Offer Documents constitute our offer (the “Tender Offer”) to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, any and all of our outstanding Convertible Notes.

We will fix the purchase price (the “Purchase Price”) for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn at or prior to the Expiration Time promptly after the close of trading on the New York Stock Exchange (the “NYSE”) on the date of the Expiration Time, and we will announce such Purchase Price no later than 4:30 p.m., New York City time, on the date of the Expiration Time. The Purchase Price will be calculated as the sum of 98.288 times the Weighted Average Price, plus $745.10, subject to a minimum Purchase Price of $1,064.54 and a maximum Purchase Price of $1,359.40 per $1,000 principal amount of Convertible Notes. In addition to the Purchase Price, Holders that validly tender and do not validly withdraw their Convertible Notes at or prior to the Expiration Time will also be paid accrued and unpaid interest to, but not including, the payment date on such Convertible Notes that are accepted for purchase by us. No tenders of Convertible Notes will be valid if submitted after the Expiration Time.

Throughout the Tender Offer, an indicative Purchase Price will be available at http://www.dfking.com/intlcoal and from the Information Agent and Depositary at its telephone numbers set forth on the back cover of this Offer to Purchase. The Purchase Price will be available at http://www.dfking.com/intlcoal no later than 4:30 p.m., New York City time, on the date of the Expiration Time.

Our obligation to accept for purchase, and to pay for, Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the certain conditions as set forth in the Offer to Purchase under “Conditions to the Tender Offer.”

Convertible Notes previously tendered may be withdrawn at or prior to the Expiration Time. Except under certain limited conditions described in the Offer to Purchase, Convertible Notes previously tendered may not be withdrawn after the Expiration Time.

In the event that the Tender Offer is withdrawn or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Convertible Notes that have validly tendered their Convertible Notes in connection with the Tender Offer. In any such event, the Convertible Notes previously tendered by Holders of the Convertible Notes pursuant to the Tender Offer will be promptly returned to such tendering Holders. The Tender Offer is made upon the terms and subject to the conditions set forth in the Offer Documents. Holders should carefully review such information.

The payment date with respect to the Tender Offer is expected to be promptly following the Expiration Time, assuming all conditions to the Tender Offer have been satisfied or waived. Payment for any Convertible Notes accepted for purchase will be made in immediately available (same-day) funds. Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders for Convertible Notes validly tendered and accepted for purchase in the Tender Offer.

THE TENDER OFFER IS NOT BEING MADE TO (NOR WILL CONVERTIBLE NOTES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF CONVERTIBLE NOTES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE TENDER OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

Holders must tender their Convertible Notes by book-entry transfer to the Depositary’s account at The Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”) through DTC’s Automated Tender Offer Program (“ATOP”), for which the Tender Offer will be eligible. DTC participants that are accepting the Tender Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC. DTC will then send an Agent’s Message to the Depositary for its acceptance. The Agent’s Message will state that DTC has received an express acknowledgment from the DTC participant tendering Convertible Notes that such DTC participant has received the Offer Documents and agrees to be bound by the terms of the Tender Offer as set forth in the Offer Documents and that we may enforce such agreement against such participant.

To tender Convertible Notes after 5:00 p.m., New York City time, on the date of the Expiration Time, but at or prior to the Expiration Time, Holders must complete and sign a Notice of Voluntary Offering Instructions form and deliver it via facsimile to the Depositary. Immediately after delivering the Notice of Voluntary Offering Instructions form, the Holder should telephone the Depositary at its telephone numbers set forth on the cover of this Letter of Transmittal to confirm receipt and determine if any further action is required.

Any beneficial owner of Convertible Notes desiring to tender Convertible Notes after 5:00 p.m., New York City time, on the date of the Expiration Time should make arrangements with such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to fax a Notice of Voluntary Offering Instructions form (in the case of a tender of Convertible Notes) or a notice of withdrawal (in the case of a withdrawal of previously tendered Convertible Notes) to the Depositary at its facsimile number set forth on the cover of this Letter of Transmittal on behalf of such beneficial owner at or prior to the Expiration Time.

If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, we will publicly announce such changes or information or disseminate additional offering materials and extend the Tender Offer to the extent required by law. If the Tender Offer is amended at or prior to the Expiration Time in a manner determined by us in our sole discretion to constitute a material adverse change to the Holders, we will promptly disclose such amendment and, if necessary, extend the Tender Offer for a period deemed by us to be adequate and in compliance with applicable law to permit Holders to withdraw their Convertible Notes. If the consideration to be paid in the Tender Offer is increased or decreased, the principal amount of Convertible Notes subject to the Tender Offer is decreased or the pricing formula, minimum Purchase Price or maximum Purchase Price is changed, increased or decreased, if required by applicable law, the Tender Offer will remain open at least ten business days from the date we first give notice to Holders of such Convertible Notes, by public announcement or otherwise, of such change, increase or decrease. In addition, we may, if we deem appropriate, extend the Tender Offer for any other reason.

Any termination, extension or amendment of the Tender Offer will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Tender Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

The transmission of an Agent’s Message by a Holder in connection with the tender of Convertible Notes will be deemed to constitute the tender of the Convertible Notes to which such Agent’s Message relates. Such tendering Holder thereby acknowledges receipt of the Offer to Purchase and this Letter of Transmittal and the instructions hereto, which together constitute our Offer for any and all of our outstanding Convertible Notes, upon the terms and subject to the conditions set forth in the Offer to Purchase, for the consideration set forth in the Offer to Purchase.

A Holder that tenders Convertible Notes acknowledges and agrees that tendered Convertible Notes may not be withdrawn except in accordance with the procedures and conditions for withdrawal set forth in the Offer to Purchase.

Subject to, and effective upon, the acceptance for purchase of, and payment for, the principal amount of Convertible Notes tendered, a Holder that tenders Convertible Notes (1) represents, warrants and agrees that such Holder has received and read a copy of the Offer Documents, understands and agrees to be bound by all the terms and conditions of the Tender Offer and has full power and authority to tender such Convertible Notes; (2) irrevocably sells, assigns and transfers to us or upon our order, all right, title and interest in and to the tendered Convertible Notes; (3) waives any and all other rights with respect to the tendered Convertible Notes (including, without limitation, the waiver of any existing or past defaults and their consequences in respect of the Convertible Notes and the Indenture under which the Convertible Notes were issued); (4) releases and discharges us from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the tendered Convertible Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the tendered Convertible Notes or to participate in any redemption or defeasance of the tendered Convertible Notes; (5) will, upon our request or the request of D. F. King & Co., Inc. (the “Depositary”), as applicable, execute and deliver any additional documents necessary or desirable to complete the tender of such Convertible Notes; and (6) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder, with full knowledge that the Depositary also acts as our agent, with respect to any such tendered Convertible Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Convertible Notes on the account books maintained by DTC to us and (b) receive all benefits and otherwise exercise all rights of beneficial ownership of such Convertible Notes (except that the Depositary will have no rights to, or control over, funds from us, except as agent for the tendering Holders for the Purchase Price and accrued interest, for any tendered Convertible Notes that are purchased by us).

A Holder that tenders Convertible Notes understands that tendered Convertible Notes may be withdrawn by written notice of withdrawal received by the Depositary at any time at or prior to the Expiration Time, but not thereafter, except as set forth in the Offer to Purchase. For a withdrawal of a tender of Convertible Notes to be valid, such withdrawal and revocation must comply with the procedures set forth in the Offer to Purchase under “Withdrawal of Tenders.” Except under certain limited conditions described in the Offer to Purchase, tendered Convertible Notes may not be withdrawn subsequent to the Expiration Time.

A Holder that tenders Convertible Notes understands that the Purchase Price for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn will be calculated promptly after the close of trading on the NYSE on the date of the Expiration Time. The Purchase Price will be calculated as the sum of 98.288 times the Weighted Average Price, plus $745.10, subject to a minimum Purchase Price of $1,064.54 and a maximum Purchase Price of $1,359.40 per $1,000 principal amount of Convertible Notes.

For purposes of the Purchase Price calculation, “Weighted Average Price” means the arithmetic average of the daily volume-weighted average prices of our Common Stock, beginning on March 8, 2010 and ending on the Pricing Date. The daily volume-weighted average price shall equal the per share dollar volume-weighted average price for our Common Stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE) as reported by Bloomberg Financial Services through its “Volume at Price” (ICO <Equity> VAP <Go>) functions (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for this purpose). The Weighted Average Price will be rounded to the nearest whole cent.

In addition to the Purchase Price, Holders that validly tender and do not validly withdraw their Convertible Notes pursuant to the Tender Offer will also be paid accrued and unpaid interest (“Accrued Interest”) to, but not including, the payment date, on such tendered Convertible Notes that are accepted for purchase by us.

A Holder that tenders Convertible Notes understands that Convertible Notes that are withdrawn will not receive the Purchase Price with respect to withdrawn Convertible Notes.

We reserve the right to terminate the Tender Offer at or prior to the Expiration Time. Any such termination will be followed promptly by public announcement thereof. In the event that we terminate the Tender Offer, we will give immediate notice thereof to the Depositary, and all Convertible Notes theretofore tendered and not accepted for payment will be returned promptly to the tendering Holders thereof. In the event that the Tender Offer is withdrawn or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Convertible Notes that have validly tendered their Convertible Notes in connection with the Tender Offer. See “Withdrawal of Tenders” and “Conditions to the Tender Offer” in the Offer to Purchase. A Holder that tenders Convertible Notes understands and acknowledges that the Tender Offer will expire at the Expiration Time, unless extended or earlier terminated by us in our sole discretion, and that no tenders of Convertible Notes will be valid if submitted after the Expiration Time.

If we make a material change in the terms of the Tender Offer or the information concerning the Tender Offer, we will publicly announce such changes or information or disseminate additional offering materials and extend the Tender Offer to the extent required by law. If the consideration to be paid in the Tender Offer is increased or decreased, the principal amount of Convertible Notes subject to the Tender Offer is decreased or the pricing formula, the minimum Purchase Price or the maximum Purchase Price is changed, increased or decreased, if required by applicable law, the Tender Offer will remain open at least ten business days from the date we first give notice to Holders of Convertible Notes, by public announcement or otherwise, of such change, increase or decrease. In addition, we may, if we deem appropriate, extend the Tender Offer for any other reason.

A Holder that tenders Convertible Notes understands that our obligation to accept for purchase, and to pay for, Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the Refinancing Condition and the General Conditions (each, as defined in the Offer to Purchase).

A Holder that tenders Convertible Notes understands that a tender of Convertible Notes pursuant to the procedures described in the Offer to Purchase and in the instructions hereto, and acceptance thereof by us, will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions of the Tender Offer.

A Holder that tenders Convertible Notes represents and warrants that (1) such tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Convertible Notes and (2) when such Convertible Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. Such tendering Holder will, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the sale, assignment and transfer of the tendered Convertible Notes.

A Holder that tenders Convertible Notes understands that we will be deemed to have accepted for purchase validly tendered Convertible Notes, or defectively tendered Convertible Notes for which we have waived such defect, if, as and when we give oral or written notice thereof to the Depositary.

A Holder that tenders Convertible Notes understands that, under certain circumstances and subject to certain conditions of the Tender Offer set forth in the Offer to Purchase, each of which we may waive, we will not be required to accept for purchase any of the Convertible Notes tendered. Any Convertible Notes not accepted for purchase will be returned promptly to the tendering Holder.

All authority conferred or agreed to be conferred by a tender of Convertible Notes will survive the death or incapacity of the tendering Holder and every obligation of the tendering Holder under this Letter of Transmittal will be binding upon the tendering Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

A Holder that tenders Convertible Notes understands that the delivery and surrender of Convertible Notes is not effective, and the risk of loss of Convertible Notes does not pass to the Depositary, until receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Convertible Notes into the Depositary’s account at DTC pursuant to the procedures described in the Offer to Purchase, (ii) a properly transmitted Agent’s Message and any other documents required by us in form satisfactory to us. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Convertible Notes will be determined by us in our sole discretion, which determination will be final and binding.

In consideration for our purchase of tendered Convertible Notes pursuant to the Tender Offer, a tendering Holder waives, releases, forever discharges and agrees not to sue us, or our former, current or future directors, officers, employees, agents, subsidiaries, affiliates, stockholders, predecessors, successors, assigns or other representatives as to any and all claims, demands, causes of action and liabilities of any kind and under any theory whatsoever, whether known or unknown (excluding any liability arising under U.S. federal securities laws in connection with the Tender Offer), by reason of any act, omission, transaction or occurrence, that the tendering Holder ever had, now has or hereafter may have against us as a result of or in any manner related to:

•	the tendering Holder’s purchase, ownership or disposition of the Convertible Notes pursuant to the Tender Offer; or

•	any decline in the value thereof up to and including the Expiration Time (and thereafter, to the extent the Holder retains Convertible Notes after the Proposed Amendments become effective).

Without limiting the generality or effect of the foregoing, upon the purchase of Convertible Notes pursuant to the Tender Offer, we will obtain all rights relating to the tendering Holder’s ownership of Convertible Notes (including, without limitation, the right to all interest payable on the Convertible Notes) and any and all claims relating thereto.

A tendering Holder understands that payment will be deemed to have been made by us upon the transfer by us of the Purchase Price, plus Accrued Interest on the Convertible Notes purchased by us, payable to the Depositary or, in accordance with the Depositary’s instructions, to DTC. A Holder that tenders Convertible Notes further acknowledges and agrees that (1) under no circumstances will interest on the Purchase Price be paid by us by reason of any delay on the part of the Depositary or DTC in making such payment and (2) the payment made by us to the Depositary or, upon the instructions of the Depositary, to DTC, will fully discharge our obligations to make payment in relation to the Tender Offer and in no event will we be liable for interest or damages in relation to any delay or failure of payment to be remitted to any Holder.

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Tender Offer

1.     Book-Entry Confirmations; Withdrawal of Tenders. The Depositary and DTC have confirmed that the tender of Convertible Notes pursuant to the Tender Offer is eligible for ATOP. Accordingly, Holders must electronically transmit their acceptance of the Tender Offer by causing DTC to transfer their Convertible Notes to the Depositary in accordance with DTC’s ATOP procedures. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. The Agent’s Message will state that DTC has received an express acknowledgment from the DTC participant tendering Convertible Notes and that such DTC participant has received and agrees to be bound by the terms and conditions of the Tender Offer as set forth in the Offer to Purchase and this Letter of Transmittal and that we may enforce such agreement against such participant.

Tenders of Convertible Notes pursuant to the Tender Offer will be accepted until the Expiration Time in accordance with the procedures described herein and otherwise in compliance with this Letter of Transmittal. No alternative, conditional or contingent tenders of Convertible Notes will be accepted. Except as otherwise provided below, delivery of tendered Convertible Notes will be deemed made only after timely receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Convertible Notes into the Depositary’s account at DTC pursuant to the procedures described herein, (ii) a properly transmitted Agent’s Message and any other documents required by us.

To tender Convertible Notes after 5:00 p.m., New York City time, on the date of the Expiration Time, but at or prior to the Expiration Time, Holders must complete and sign a Notice of Voluntary Offering Instructions form and deliver it via facsimile to the Depositary. Immediately after delivering the Notice of Voluntary Offering Instructions form, the Holder should telephone the Depositary at its telephone numbers set forth on the cover of this Letter of Transmittal to confirm receipt and determine if any further action is required. The Notice of Voluntary Offering Instructions form is available at http://www.dfking.com/intlcoal and is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO, filed with the Securities and Exchange Commission pursuant to Rule 13e-4 under the Exchange Act on March 8, 2010.

A tendering Holder, by electronically transmitting its acceptance through DTC’s ATOP or by executing and delivering a Notice of Voluntary Offering Instructions form, waives all rights to receive notice of acceptance of such Holder’s Convertible Notes for purchase.

Holders that wish to exercise their right of withdrawal with respect to the Tender Offer must give written notice of withdrawal, which notice must be received by the Depositary at or prior to the Expiration Time, or at such other permissible times as are described in the Offer to Purchase, or by a properly transmitted “Request Message” through ATOP. In order to be valid, a notice of withdrawal must (i) specify the name of the person who tendered the Convertible Notes to be withdrawn, (ii) contain the description of the Convertible Notes to be withdrawn and the aggregate principal amount represented by such Convertible Notes and (iii) unless transmitted through ATOP, be signed by the Holder of such Convertible Notes in the same manner as the original signature on the Agent’s Message by which such Convertible Notes were tendered, or be accompanied by (a) documents of transfer sufficient to have the Trustee register the transfer of the Convertible Notes into the name of the person withdrawing such Convertible Notes and (b) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder. Validly withdrawn Convertible Notes may be retendered by following the procedures described herein and in the Offer to Purchase at any time at or prior to the Expiration Time.

Any beneficial owner of Convertible Notes desiring to tender Convertible Notes after 5:00 p.m., New York City time, on the date of the Expiration Time should make arrangements with such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to fax a Notice of Voluntary Offering Instructions form (in the case of a tender of Convertible Notes) or a notice of withdrawal (in the case of a withdrawal of previously tendered Convertible Notes) to the Depositary at its facsimile number set forth on the cover of this Letter of Transmittal on behalf of such beneficial owner at or prior to the Expiration Time.

2.    Taxpayer Identification Number and Backup Withholding. Federal income tax law generally requires that a Holder that tenders Convertible Notes that are accepted for purchase must provide the Depositary (as payor) with such Holder’s correct Taxpayer Identification Number (“TIN”), which, in the case of a Holder who is an individual, is generally such Holder’s social security number, or otherwise establish an exemption. If the Depositary is not provided with the correct TIN or an adequate basis for an exemption, such Holder may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”) and backup withholding in an amount equal to 28% of the amount of the gross proceeds received pursuant to the Tender Offer. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

To prevent backup withholding, each tendering Holder that is a U.S. person must provide such Holder’s correct TIN by completing the Substitute Form W-9 set forth herein, certifying that the TIN provided is correct (or that such Holder is awaiting a TIN) and that (a) the Holder is exempt from backup withholding, (b) the Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified the Holder that such Holder is no longer subject to backup withholding. Such Holder must also certify that such Holder is a “U.S. person” as defined under the Internal Revenue Code and applicable Treasury regulations.

If a Holder that is a U.S. person does not have a TIN, such Holder should consult the enclosed Instructions to the Substitute Form W-9 for directions on applying for a TIN, write “Applied For” in Part I of the Substitute Form W-9, and sign and date the Substitute Form W-9 and the Certificate of Awaiting Taxpayer Identification Number. Backup withholding will begin immediately and continue until the Holder furnishes such Holder’s TIN to the Depositary. Note: writing “Applied For” on the form means that the Holder has already applied for a TIN or that such Holder intends to apply for one in the near future.

If the Convertible Notes are held in more than one name or are not in the name of the actual owner, consult the Instructions to the Substitute Form W-9 for information on which TIN to report.

Exempt Holders (including among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, an exempt Holder that is a U.S. person should check the box titled “Exempt from backup withholding” on the Substitute Form W-9. See the Instructions to the Substitute Form W-9 for additional directions. In order for a non-resident alien or foreign entity to qualify as exempt, such person must submit a completed applicable Form W-8BEN, W-8ECI, W-8EXP or W-8IMY, “Certificate of Foreign Status,” as the case may be, signed under penalties of perjury attesting to such exempt status. Such form may be obtained from the Depositary or the IRS at its website: www.irs.gov.

3.     Transfer Taxes. We will pay all transfer taxes applicable to the purchase and transfer of Convertible Notes pursuant to the Tender Offer, except if the payment of the Purchase Price is being made to any person other than the registered Holder of Convertible Notes tendered thereby, the amount of any transfer taxes (whether imposed on the registered Holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

4.     Irregularities. All questions as to the form of all documents and the validity, including time of receipt, and acceptance of tenders and withdrawals of Convertible Notes will be determined by us, in our sole discretion, which determination will be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the right to reject any or all tenders of Convertible Notes that are not in proper form or the acceptance of which would, in our opinion, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Convertible Notes. Our interpretations of the terms and conditions of the Tender Offer, including the instructions in this Letter of Transmittal, will be final and binding. Any defect or irregularity in connection with tenders of Convertible Notes must be cured within such time as we determine, unless waived by us. Tenders of Convertible Notes will not be deemed to have been made until all defects or irregularities have been waived by us or cured. All Holders that tender Convertible Notes waive any right to receive notice of the acceptance of their Convertible Notes for purchase. Neither we, the Depositary, the Dealer Managers, the Information Agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Convertible Notes, or will incur any liability to Holders for failure to give any such notice.

5.     Waiver of Conditions. We expressly reserve the right, in our sole discretion, to amend or waive any of the conditions to the Tender Offer in the case of any Convertible Notes tendered, in whole or in part, at any time and from time to time.

6.     Requests for Assistance or Additional Copies. Questions relating to the procedure for tendering Convertible Notes and requests for assistance or additional copies of the Offer to Purchase and this Letter of Transmittal may be directed to the Dealer Managers or the Information Agent whose addresses and telephone numbers appear on the back cover of this Letter of Transmittal.

IMPORTANT TAX INFORMATION

To ensure compliance with U.S. Treasury Department Circular 230, Holders are hereby notified that: (i) any discussion of U.S. federal tax matters set forth in this Letter of Transmittal and the Offer to Purchase (including any attachment) is not intended or written by us to be relied upon, and cannot be relied upon, by Holders for the purpose of avoiding penalties that may be imposed on Holders under the Internal Revenue Code; (ii) such discussion is written in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein by us; and (iii) Holders should seek advice based on their particular circumstances from their own independent tax advisors.

Under U.S. federal income tax laws, a Holder whose tendered Convertible Notes are accepted for purchase is required to provide the Depositary (as payer) with such Holder’s correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding at a 28% rate. Certain Holders (including, among others, corporations with respect to certain types of payments and certain foreign persons) are exempt from these backup withholding requirements. Holders should furnish their TIN, check the “Exempt from backup withholding” box on the Substitute Form W-9, and sign under penalties of perjury, date and return the Substitute Form W-9 to the Depositary. A Non-U.S. Holder may qualify as an exempt recipient by submitting to the Depositary a properly completed Internal Revenue Service Form W-8BEN (or other applicable form), signed under penalties of perjury, attesting to that Holder’s foreign status. The applicable Form W-8 can be obtained from the Depositary. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions. If such Holder is an individual, the TIN is generally his or her social security number. If the Depositary is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service, and payments made with respect to Convertible Notes purchased pursuant to the Tender Offer may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements also may result in the imposition of severe criminal and/or civil fines and penalties.

If backup withholding applies, the Depositary is required to withhold 28% of any payments made to the Holder or other payee. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary will withhold 30% from payment attributable to any accrued interest on the Notes made to any Non-U.S. Holder pursuant to the Tender Offer unless the Depositary determines that any such Non-U.S. Holder is either (i) exempt from the withholding because the interest qualifies for exemption as “portfolio interest” or the interest is effectively connected with the conduct of a trade or business within the U.S., or (ii) entitled to a reduced withholding rate (or exemption) under an income tax treaty. A Non-U.S. Holder who is exempt from withholding under the portfolio interest rules or eligible for a reduced rate of withholding (or exemption) pursuant to a U.S. income tax treaty must certify that fact to the Depositary by providing to the Depositary a properly executed IRS Form W-8BEN or other appropriate form, prior to the time payment is made. To obtain an exemption from withholding based on the grounds that the interest is effectively connected with the conduct of a trade or business within the U.S., the Non-U.S. Holder must furnish the Depositary with a properly executed IRS Form W-8ECI prior to the date of payment. These forms are available from the Depositary or the IRS website (http://www.irs.gov).

Non-U.S. Holders are encouraged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption.

Purpose of Substitute Form W-9

To prevent backup withholding on payments made with respect to Convertible Notes purchased pursuant to the Tender Offer, the Holder is required to provide the Depositary with either: (i) the Holder’s correct TIN by completing the Substitute Form W-9, certifying that (a) the TIN provided on Substitute Form W-9 is correct (or that such Holder is awaiting a TIN), (b) the Holder is a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code) and (c) the Holder is exempt from backup withholding because (x) the Holder has not been notified by the Internal Revenue Service that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (y) the Internal Revenue Service has notified the Holder that the Holder is no longer subject to backup withholding, or (ii) an adequate basis for exemption. If a nonexempt Holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, such Holder should write “Applied For” in the space for the TIN provided on the attached Substitute Form W-9 and must also complete the attached “Certificate of Awaiting Taxpayer Identification Number” in order to prevent backup withholding. In the event that such Holder fails to provide a TIN to the Depositary by the time of payment, the Depositary must backup withhold 28% of the payments made to such Holder.

What Number to Give the Depositary

The Holder is required to give the Depositary the TIN (e.g., social security number or employer identification number) of the registered Holder of the Notes. If the Convertible Notes are held in more than one name or are held not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which number to report.

PAYER’S NAME: D. F. King & Co., Inc.
Name (as shown on income tax return):
Business Name, if different from above:
Please check the appropriate box indicating your status:
☐ Individual/Sole proprietor ☐ Corporation ☐ Partnership ☐ Other ☐ Exempt from backup withholding
Address:
City, State, and ZIP code:
SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service

Part I Taxpayer Identification Number (“TIN”)—PLEASE PROVIDE YOUR TIN ON THE APPROPRIATE LINE AT THE RIGHT. For most individuals, this is your social security number. If you do not have a number, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. If you are awaiting a TIN, write “Applied For” in this Part I, complete the “Certificate Of Awaiting Taxpayer Identification Number” below and see “IMPORTANT TAX INFORMATION.”

Social Security Number OR Employer Identification Number

Part II—Certification—Under penalties of perjury, I certify that: (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien).

Payer’s Request for TIN and Certification

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.
Sign Here	SIGNATURE	Date	, 2010

NOTE:	FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 MAY RESULT IN A $50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU ON ACCOUNT OF THE TENDER OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS, AND PLEASE SEE “IMPORTANT TAX INFORMATION.”

COMPLETE THE FOLLOWING CERTIFICATION IF YOU WROTE “APPLIED FOR”

INSTEAD OF A TIN ON THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a TIN has not been issued to me, and either (a) I have mailed or delivered an application to receive a TIN to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a TIN to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

Sign Here	Signature of U.S. person:	Date	, 2010

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. The taxpayer identification number for an individual is the individual’s Social Security number. Social Security numbers have nine digits separated by two hyphens: e.g., 000-00-0000. The taxpayer identification number for an entity is the entity’s Employer Identification number. Employer Identification numbers have nine digits separated by only one hyphen: e.g., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:			Give the SOCIAL SECURITY number of—	For this type of account:		Give the EMPLOYER IDENTIFICATION number of—
1.	An individual’s account		The individual	7.	A valid trust, estate or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(4)

2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, the first individual on the account(1)	8.	Corporate account or LLC electing corporate status on Form 8832	The corporation

3.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor(2)	9.	Association, club, religious, charitable, educational or other tax-exempt organization	The organization

4.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	10.	Partnership or multiple- member LLC	The partnership

	b.	So-called trust account that is not a legal or valid trust under State law	The actual owner(1)	11.	A broker or registered nominee	The broker or nominee

5.	Sole proprietorship account or single-owner LLC owned by an individual		The owner(3)	12.	Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agriculture program payments	The public entity

6.	Disregarded entity not owned by an individual		The owner	13.	Disregarded entity not owned by the individual	The owner

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security number, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s Social Security number.

(3)	You must show the name of the individual. The name of the business or the “doing business as” name may also be entered. Either the Social Security number or the Employer Identification number may be used.

(4)	List first and circle the name of the legal trust, estate or pension trust.

NOTE:	IF NO NAME IS CIRCLED WHEN THERE IS MORE THAN ONE NAME, THE NUMBER WILL BE CONSIDERED TO BE THAT OF THE FIRST NAME LISTED.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Purpose of Form

A person who is required to file an information return with the IRS must get your correct Taxpayer Identification Number (“TIN”) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an individual retirement account. Use Substitute Form W-9 to give your correct TIN to the requester (the person requesting your TIN) and, when applicable, (1) to certify the TIN you are giving is correct (or you are waiting for a number to be issued), (2) to certify you are not subject to backup withholding, or (3) to claim exemption from backup withholding if you are an exempt payee. The TIN provided must match the name given on the Substitute Form W-9.

How to Get a TIN

If you do not have a TIN, apply for one immediately. To apply for a Social Security Number, obtain Form SS-5, Application for a Social Security Card, at the local office of the Social Security Administration or get this form on-line at www.ssa.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. You can apply for an Employer Identification Number (“EIN”) online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Businesses Topics. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an Individual Taxpayer Identification Number for individuals who are not U.S. citizens or permanent residents, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can get Forms W-7 and SS-4 from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS web site at www.irs.gov.

If you do not have a TIN, write “Applied For” in Part 1, sign and date the form, and give it to the payer. If the payer does not receive your TIN by the time of payment, backup withholding will begin and continue until you furnish your TIN.

Note: Writing “Applied For” on the form means that you have already applied for a TIN OR that you intend to apply for one soon. As soon as you receive your TIN, complete another substitute Form W-9, include your TIN, sign and date the form, and give it to the payer.

CAUTION: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.

Payees Exempt from Backup Withholding

Individuals (including sole proprietors) are NOT exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note: If you are exempt from backup withholding, you should still complete Substitute Form W-9 to avoid possible erroneous backup withholding. If you are exempt, check the “Exempt from backup withholding” box, enter your correct TIN in Part 1, and sign and date the form. If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

The following is a list of payees that may be exempt from backup withholding and for which no information reporting is required.

1)    An organization exempt from tax under section 501(a), or an individual retirement plan (“IRA”), or a custodial account under section 403(b)(7), if the account satisfies the requirements of section 401(f)(2).

2)    The United States or any of its agencies or instrumentalities.

3)    A state, the District of Columbia, a possession of the United States, or any of their subdivisions or instrumentalities.

4)    A foreign government, a political subdivision of a foreign government, or any of their agencies or instrumentalities.

5)    An international organization or any of its agencies or instrumentalities.

6)    A corporation.

7)    A foreign central bank of issue.

8)    A dealer in securities or commodities registered in the United States, the District of Columbia, or a possession of the United States.

9)    A futures commission merchant registered with the Commodity Futures Trading Commission.

10)  A real estate investment trust.

11)  An entity registered at all times during the tax year under the Investment Company Act of 1940.

12)  A common trust fund operated by a bank under section 584(a).

13)  A financial institution.

14)  A middleman known in the investment community as a nominee or custodian.

15)  An exempt charitable remainder trust, or a non-exempt trust described in section 4947.

For interest and dividends, all listed payees are exempt except for those listed in item (9). For broker transactions, payees listed in (1) through (13) and any person registered under the Investment Advisers Act of 1940 who regularly acts as a broker is exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7). However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: (a) medical and health care payments, (b) attorneys’ fees, and (c) payments for services paid by a federal executive agency. Only payees described in items (1) through (5) are exempt from backup withholding for barter exchange transactions and patronage dividends.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, CHECK THE “EXEMPT FROM BACKUP WITHHOLDING” BOX, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Certain payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N, and their regulations.

Privacy Act Notice. Section 6109 of the Internal Revenue Code requires you to give your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions to carry out their tax laws.

The IRS may also disclose this information to other countries under a tax treaty, or to federal and state agencies to enforce federal nontax criminal laws and to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not give a TIN to a payer. The penalties described below may also apply.

Penalties

Failure to Furnish TIN. If you fail to furnish your correct TIN to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the payer discloses or uses TINs in violation of federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX ADVISOR OR THE INTERNAL REVENUE SERVICE.

The Information Agent for the Tender Offer is:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550 (collect)

or

All others call Toll Free: (800) 431-9633

The Dealer Managers for the Tender Offer are:

UBS Investment Bank	Morgan Stanley

677 Washington Blvd. Stamford, Connecticut 06901 Attention: Liability Management Group Collect: (203) 719-4210 Toll-Free: (888) 719-4210	1585 Broadway New York, New York 10036 Collect: (212) 761-5384 Toll-Free: (800) 624-1808 Attention: Liability Management Group